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                                                                   EXHIBIT (l)

                               PURCHASE AGREEMENT


         Target Funds (the Trust), a Delaware business trust registered as an open-end, diversified management investment company, and Prudential Investments Fund Management LLC, a New York limited liability company (PIFM), intending to be legally bound, hereby agree as follows:

         1. In order to provide the Trust with its initial capital, the Trust hereby sells to PIFM, and PIFM hereby purchases: (i) 600 shares of beneficial interest of each of Class A, Class B and Class C of the Large Capitalization Growth Fund; (ii) 600 shares of beneficial interest of each of Class A, Class B and Class C of the Large Capitalization Value Fund; (iii) 600 shares of beneficial interest of each of Class A, Class B and Class C of the Small Capitalization Growth Fund; (iv) 600 shares of beneficial interest of each of Class A, Class B and Class C of the Small Capitalization Value Fund; (v) 600 shares of beneficial interest of each of Class A, Class B and Class C of the International Equity Fund; and (vi) 334 shares of beneficial interest of Class A and 333 shares of beneficial interest of each of Class B and Class C of the Total Return Bond Fund (collectively with the shares referenced in (i) through (v) above, the "Shares"), in each case at the net asset value per share of $10.00. The Trust hereby acknowledges receipt from PIFM of funds in the amount of $100,000 in full payment for the Shares.


         2. PIFM represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to distribution thereof and that PIFM has no present intention to redeem and dispose of any of the Shares.

         3. PIFM hereby agrees that it will not redeem any of the Shares except in direct proportion to the amortization of organizational expenses by the Trust. In the event that the Trust liquidates before deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organizational expenses.

         IN WITNESS THEREOF, the parties have executed this agreement as of the 2nd day of September, 1999.
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                                    TARGET FUNDS


                                    By:  /s/ John R. Strangfeld
                                         ___________________________
                                         John R. Strangfeld
                                         President

                                    PRUDENTIAL INVESTMENTS FUND
                                    MANAGEMENT LLC


                                    By:  /s/ Robert F. Gunia
                                         ___________________________
                                         Robert F. Gunia
                                         Executive Vice President